Exhibit 10.15

$600,000.00	September 24, 2007	Houston, Texas

PROMISSORY NOTE

PBT Capital Partners LLC, a Delaware limited liability company (hereinafter called "Maker"), for value received, promises and agrees to pay on or before the Maturity Date (as hereafter defined), to Standard Drilling, Inc., Inc., a Nevada corporation (hereinafter called "Payee"), in lawful money of the United States of America the principal sum of Six Hundred Thousand and NO/100 Dollars ($600,000.00), with no interest thereon prior to the Maturity Date (as hereinafter defined).  Any amounts not paid when due shall accrue interest at the maximum non-usurious rate permitted by applicable federal or state law from time to time in effect (“Maximum Rate”).

The balance of all owed under this Note shall be payable in full on December 31, 2007 (“Maturity Date”).  If any amount owing under this Note is due and payable on a day that is not a business day, such payment shall instead be due and payable on the next succeeding business day. Maker has the right to prepay this Note in whole or in part at any time and from time to time without penalty.

For Purposes of this Note, an "Event of Default" shall occur whenever: (a) default is made in the payment when due of any installment of principal on this Note, (b) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect, and (c) an involuntary case or other proceeding shall be commenced against Maker which seeks liquidation, reorganization or other relief with respect to Maker or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect and such involuntary case or other proceeding shall remain undismissed for a period of 90 days.

If an Event of Default shall occur, the holder hereof may, at the option of the holder, without demand, notice, or presentment, declare the entire unpaid principal balance of this Note, together with all accrued unpaid interest thereon, to be due and payable immediately.  Upon any such declaration, the principal of this Note and all accrued interest shall become and be immediately due and payable, and the holder hereof may thereupon proceed to protect and enforce the obligations of the Maker hereunder by suit in equity, by action of law, or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder hereof.

Maker agrees to pay all reasonable costs and expenses (including attorneys' fees and expenses) expended or incurred by Payee in connection with the enforcement of this Note and collection of any sums due hereunder.

It is the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary herein or in any agreement entered into in connection with or as security for this Note, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall be credited on the Note by the holder hereof (or, to the extent that this Note shall have been or would thereby be paid in full, refunded to the Maker).

This Note has been delivered pursuant to the closing of the transactions contemplated pursuant to that certain Asset Purchase Agreement dated the date hereof between the Maker and  Payee.

THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.

PBT CAPITAL PARTNERS LLC

By: /s/ Prentis B. Tomlinson, Jr.
Name: Prentis B. Tomlinson, Jr.
Title: President